Exhibit 99.2
NCI BUILDING SYSTEMS
“Fourth Quarter Fiscal 2010 Earnings Conference Call”
December 7, 2010, 5:00 PM ET
Norman Chambers
Todd Moore

NCI BUILDING SYSTEMS “Fourth Quarter Fiscal 2010 Earnings Conference Call” December 7, 2010, 5:00 PM ET Norman Chambers Todd Moore

OPERATOR:
Hello, this is the Chorus Call conference specialist. Welcome to the NCI Building Systems Fourth Quarter 2010 Earnings conference call. As a reminder, all participants will be in listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. Anyone who wishes to ask a question may press star, then 1 on a touchtone telephone. If you wish to remove yourself from the question queue, you may press star, then 2. Should anyone need assistance during the conference, please signal an operator by pressing star, then zero on a touchtone telephone. The conference is being recorded.

At this time, I would like to turn the conference over to Todd Moore. Please proceed, Mr. Moore.

TODD MOORE:
Thank you, Amy. Good afternoon, and welcome to NCI Building Systems conference call to review the company’s results for the fourth quarter of fiscal 2010. This call is being recorded. To access the taped replay, please dial 412-317-0088 and then the pass code 419727 when prompted. The webcast archive and taped replay will be available approximately two hours after this call and will remain available through December 14. The replay will also be available at NCI’s website, which is www.ncilp.com.

The company’s fourth quarter results were issued earlier today in a press release that was covered by the financial media. A release was also issued advising of the accessibility of this conference call on a listen-only basis over the Internet.

Some statements made on this call may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act. These statements and other statements identified by words such as potential, expect, should, will, and similar expressions, are forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation and Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that may cause the company’s actual performance to differ materially from that projected in such statements. Investors should refer to statements filed by the company with the Securities and Exchange Commission and in today’s news release for a discussion of factors that could affect NCI’s operations as well as any forward-looking statements made on this call. To the extent that any non-GAAP financial measures are discussed, you may also find a reconciliation of that measure to the most directly comparable financial measure calculated according to GAAP on the company’s website by following the News link to see today’s news release. Information being provided today is as of this date only, and NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in expectations.

At this time, I’d like to turn the call over to NCI’s Chairman, President, and Chief Executive Officer, Norman C. Chambers.

NORMAN CHAMBERS:
Thank you, Todd. Good evening, everyone, and welcome to our fourth quarter 2010 conference call. Joining me this evening are Mark Johnson, our Chief Financial Officer, and Mark Dobbins, our Chief Operating Officer, and Todd Moore, our General Counsel.

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December 7, 2010, 5:00 PM ET

I’ll provide an overview, and Mark Johnson will review our financial results, followed by Mark Dobbins, who will review our operations, and then we’ll be happy to take your questions.

Each of our business segments felt the effects of the muted seasonal pickup that characterized our markets during the fiscal fourth quarter. We have expected that a stabilizing economy would enable us to return to a more normal level of seasonal demand. This would have resulted in greater volume in our fourth quarter than in our third quarter. This was not the case. Non-residential construction fell 15 percent sequentially from our fiscal third quarter to our fourth quarter. The deceleration in the economy had the effect of reducing our volume sequentially by 3.8 percent. Our Components and Coatings groups continued to post operating profits within this very tough environment; however, our Buildings group, while reporting sequential improvement, remained in negative territory.

This time last year, I spoke about the challenges we would face in a 2010 market that was forecast to have some 4 percent less volume than 2009. You will recall that we were coming off 2009, the worst year for non-residential construction in 50 years. In our fiscal 2010, the market was much worse, down 24 percent to some 635 million square feet. From the top of the last cycle at fiscal year end 2007, non-residential new construction starts measured in square feet are down 62.4 percent. Many forecasters believe the worst is nearly over.

So despite these major headwinds, we shipped the same amount of tonnage in 2010 that we did in 2009. This is an important indicator that NCI has maintained and even enhanced its market leadership and that this has been an across the board in each of our business segments. This is the direct result of both our initiatives, as well as the effects of this protracted downturn on some of our competitors. Several small regional fabricators of steel buildings have either closed or have reorganized their businesses to continue as providers of services, but without the manufacturing capability. Additionally, over the past several years, there has been considerable consolidation amongst the larger manufacturers of pre-engineered metal buildings. Also several coatings services and components manufacturers have shut down over the past year.

NCI stands to be a strong beneficiary of these structural changes in our industry when our markets recover, because of our leadership positions and our ability to serve a much larger marketplace with significantly lower infrastructure costs. And we do see some positive macro indicators on the horizon. As you know, the AIA September Billing Index finally crossed the line into positive territory for the first time in 32 months but was back on the negative side in October. But more importantly to us, the commercial and industrial sector of the Index, which until 2009 and 2010 accounted for 70 percent of our business, has had six consecutive months of growth, scoring about 50. This would lead to the conclusion that construction activity in our markets in the next nine to twelve months will be up on a year-over-year basis.

We are seeing some positive signs of this as well. Beginning in mid-October, there has been an increase in quoting activity, and we have noted an increase in the proportion of commercial industrial work in our backlog. As this sector has been decimated over the last two years, we have aggressively moved into sectors that have been relatively active, like energy, mining, agriculture, government, and local institutional markets. We need to be cautious about calling a bottom to this great recession of non-residential construction, but our bookings in October and November were significantly better than October and November of the previous year. A sustained, even modest recovery in commercial industrial construction will begin to rebuild our demand foundation which we would see in higher dollar and tonnage values of our future backlog. We’ll have to see solid evidence of sustained improvement in demand to know that the market is recovering.

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So back to our results for the fourth quarter. Both the Coatings and the Components group achieved the level of profitable performance we expected; however, the Buildings group experienced both lower volumes and lower margins than we anticipated. In particular, the expected improvement in spread between material costs and sales in our Buildings group did not materialize due to lower shipping volumes resulting in part from project delays. The modest improvement we did see was at the tail end of the quarter and did not really benefit the results of the quarter. Therefore, margins in the Buildings group trended down rather than up as expected.

I do not want to diminish the importance of this quarter or this year’s lousy results, but we realize that financial results are challenged by the declining non-residential market. However, the financial stability that resulted from the CD&R investment in NCI has allowed us to focus with them on key operating initiatives that we believe will enable us to achieve outstanding financial results as the economy and the non-residential construction improve.

We have accomplished much this year, and Mark Dobbins will go into some detail about the potential impact on our future financial results. We believe these accomplishments will begin to benefit our 2011 results, while establishing the foundation to achieve our goal of generating EBITDA near the 2008 peak of $200 million in a non-residential market of 1 billion square feet. Now, to put this in perspective, in 14 of the last 16 years, the U.S. economy has supported over 1.4 billion square feet of new construction, and through every recession for 41 years, until 2009, the U.S. economy has managed to support about 1 billion square feet at the bottom of every recession. Therefore, we are basing our EBITDA goal on a reduced market size, and many of you will recall, the last time we generated over $200 million in EBITDA in 2008, the market was about 1.4 billion square feet.

So Mark Dobbins will discuss the specific 2010 accomplishments and planned initiatives for 2011 that form the road map for this higher level of profitability. I will highlight just a few that point toward our EBITDA goal. Our operating initiatives start with cost containment. First, our operating leverage, even in a slow-growth, weak economy, has been greatly improved by keeping the $121 million in fixed costs that we took out of — that we took out in 2009 from leaking back into the cost structure as we go forward. We need to be as successful in 2011 as we have been in 2010, and I’m confident that we will.

Second, we will continue to drive top line revenue growth. In our Coatings group, our customers are recognizing the improvements we have made in delivery times and quality. In 2011, we expect to see double-digit growth in our Coatings group revenues compared to 2010, driven by both external and internal demands.

Third, our Components group will generate significant sales growth from both their energy-efficient insulated metal panels and retrofit roofing products. Even in the poor 2010 market, these lines gained very good traction. It is likely that we will convert several of our existing plants to insulated metal panel production as we move forward, to satisfy market demands from both our components customers and our builder network.

Finally, three areas of operating initiatives within our Buildings group are fundamental to our ultimate success — sales and marketing, engineering and drafting, and manufacturing. In 2011, we will support the success of our builder network with greater end-market opportunities, faster turnaround of design documents, and value-enhanced buildings.

To sum up, if the recent positive macro indicators of commercial industrial construction are sustainable, even to a modest extent, our market leadership and improved operating
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leverage will put NCI in a strong position, and the actions we are taking now will further enhance that position as our markets recover.

Now, I’d like to turn the call over to Mark Johnson for a review of our fourth quarter financial performance. Mark?

MARK JOHNSON:
Thanks, Norm. Our fourth quarter revenues were $241 million, which is slightly below the $243 million of last year’s fourth quarter. We generated approximately $7.5 million in adjusted EBITDA in the fourth quarter. As Norm mentioned, this was below our expectations, which were closer to the $10.2 million reported for our third quarter. We had expected the pressure on operating margins in our Coatings and Components groups to be offset by the performance of our Buildings group; however, while we did see operating margin improvements in our Buildings group as a result of better pricing discipline, lower volume kept the segment from achieving breakeven operating results.

Our gross profit margin for the fourth quarter was 19.2 percent compared to 24.8 percent a year ago. Keep in mind that we were able to achieve our normalized gross margin levels in last year’s fourth quarter despite low volume, because of the low cost basis of our adjusted inventory. While we expect gross margin levels to progressively improve in our fiscal 2011, we do not expect a return to our normalized margins of 24 to 26 percent until we begin to see meaningful volume improvements from increased demand.

Selling, general, and administrative costs were $48.5 million, down 5 percent from last year’s fourth quarter. For the full year, our SG&A costs were $190.9 million which is 9 percent below 2009 and 32 percent less than 2008. Our SG&A costs have now stabilized, and we would expect our SG&A costs in 2011 to be similar to 2010, plus any variable cost increases commensurate with changes in volume.

The $3.8 million loss from operations reported for our fourth quarter includes special charges totaling $2 million which were comprised of the following: $1.6 million to finalize the restructuring activities we undertook in 2009 and 2010, $180,000 to reach final settlement on a pre-acquisition contingency, and $220,000 in impairment charges related to the valuation of our assets held for sale.

Total revenue for this quarter in our Coaters group was $46.9 million, which was up 5 percent from the prior year. The year-over-year decline in operating margin was due to the combination of lower fixed-cost absorption due to reduced internal volume and lower selling prices relative to material costs.

As noted in our earnings release, both the Coatings and Components groups held prices stable during the quarter for the benefit of our customers while we worked with higher-priced steel inventory. The Components group’s revenues for the quarter were approximately 3 percent lower than last year. The year-over-year decline resulted from an 11 percent decrease in volume, offset somewhat by slightly higher prices. Similar to the Coatings group, which also has a very short order-to-ship sale cycle, the margin decline resulted from less favorable selling prices compared to material costs and lower fixed cost absorption.

The Buildings group revenue this quarter was $134 million, 4 percent higher than the year-ago period. Although improved on an adjusted sequential basis due to better pricing disciplines, operating margins were significantly impacted by lower volume combined with higher material costs per ton. Last year operating margin benefited from higher selling prices relative to the rapidly declining material costs of 2009.

Considering our outlook for 2011, I want to provide a few comments about our financial expectations. We have completed our cost restructuring programs which began in 2009,
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and our SG&A costs have now stabilized at significantly reduced levels. As I mentioned, we expect similar costs to those experienced in 2010, with variations for variable cost changes as volumes change. However, as compared to 2010, we do expect to have incrementally higher costs in the first half of the year, with lower costs in the second half as we reinitiate certain sales and marketing programs.

In addition, based on the streamlining of our operations and an expectation of modest improvements in market demand in the latter half of our fiscal year, we expect our gross profit margin to progressively improve with each quarter, with each quarter showing modest improvements over the comparable period of 2010, but not to return to our historical levels until we see meaningful improvements in demand.

For the fourth quarter, we generated $27 million in cash from operations, bringing our cash balance to $77 million compared to $54 million at the end of our third quarter. In addition to our available cash on hand, our $125 million ABL credit facility remains undrawn.

Our $82 million accounts receivable remained relatively unchanged from the prior quarter, and it represented approximately 32.9 days of sales outstanding compared to 32.6 days last quarter and 32.1 days last year. Despite the significant economic strain in our sector, we have not seen any meaningful increase in our bad debt experience, as we have continued to maintain stringent credit criteria.

Our year-end inventory balance was approximately $81 million, down by almost $24 million from the prior quarter, and represented approximately 42.5 days of inventory on hand. This is a significant improvement over the 50.9 days from last quarter, but not quite as good as the 36.2 days from last year.

Capital expenditures, including our $4.9 million purchase of the Middletown, Ohio coating facility, were $14 million for the year, consistent with our forecast. We are currently evaluating spending plans for fiscal 2011. At this point, we expect to spend approximately $18 million, which includes continued enhancements to our engineering and drafting systems, improvements to our MRP and transportation systems, and further integration and automation of our manufacturing equipment, particularly in the Buildings and Coatings segments. However, depending on evolving market conditions over the next two years, we could spend an additional $25 to $30 million to expand our insulated panel capabilities and refurbish our newly-acquired Middletown, Ohio facility.

Now, I’d like to turn the call over to Mark Dobbins, our Chief Operating Officer.

MARK DOBBINS:
Well, thank you, Mark. I’d like to start with a few comments on the business and market conditions that we experienced in the fourth quarter and throughout the year before moving on to the operational comments.

First, steel costs fluctuated throughout much of 2010 but began to stabilize during our fiscal fourth quarter. This created a situation where our Components and Coatings groups experienced some margin compression, while our Buildings group began to experience some improvement in margins. This is typical of past steel price fluctuations, as a short sales and delivery business cycle of our Components and Coatings groups allowed them to better manage and pass through material cost increases on the way up. This contrasts with the longer cycle of our Business group — our Buildings group, which tends to see margin compression as material costs are increasing and margin expansion as material costs stabilize and/or retreat.

With respect to our markets, first, as Norm mentioned, our smaller regional competitors have been severely weakened by this long downturn in non-residential construction
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activity, and several have closed; and others have significantly curtailed their operations. During the fourth quarter, our Buildings group addressed project delivery demands from our customers that varied dramatically. On one hand, we processed projects that required immediate delivery as certain builders had low backlogs and needed to keep their crews busy. Now, we’ve commented in the past about how this generally increases our costs as a result of overtime and duplication of resources, but, on the other hand, we also had large export projects, whose deliveries were pushed out into Q1 and Q2 of 2011 by the end user. In this situation, given the overall reduced volumes we are dealing with in this environment, requests for delivery delays of larger projects have a measurable impact on costs and revenues in a period.

Customer confidence wavered for much of the fourth quarter, similar to what we experienced in Q3; however, as the quarter came to a close and many of our sales — many in our sales organizations noticed improving sentiment within their customer base and began to see a pickup in activity on larger projects. Specific areas that have shown promise are agricultural, both equipment and product storage, small partial distribution; discount retail, energy providers, mining, and export projects for various end uses.

A sampling of some of the notable projects, either in process or that we completed in the fourth quarter, are a steel processing facility in the Southern United States, an indoor soccer arena shipped to Eastern Canada, an IT-related server farm complex in the Northwest United States, manufacturing and warehouse facilities for oilfield tubulars in Texas, an electrical manufacturing and warehousing facility exported to South America, and a nice retrofit roofing project for the Army base at Fort Belvoir, Virginia. As you can see, these projects are quite varied in their end use, reflecting a change from a year ago when we were seeing an institutional- and government-dominated market.

Additionally, we are currently experiencing improved demand for lower-complexity small building projects, which is often an early indicator of market recovery and improved customer confidence. This lower-complexity marketplace is one of several areas where we are focusing technology and system improvements which allow us to offer shorter delivery times to our builders and reduce our own engineering, drafting, and manufacturing costs.

Throughout 2009 and most of 2010, we have operated in a price-driven market; however, it appears that this market is beginning to recognize and price in the additional value this organization provides to the builder and end customer. This change is in its early stages, but it is a positive indication that we are seeing across several markets.

Norm mentioned earlier the accomplishments of 2010, and rather than speak to each one individually, I will share with you the end results which are reflected as improvements in our cost structure. Now, to keep this in context, I would like to just remind you that we made substantial restructuring and reorganizational changes in 2009 which substantially reduce our engineering, drafting, manufacturing, and G&A costs. So on the heels of those changes during 2010, we’ve continued to improve our efficiencies through improved technology, equipment upgrades, and focused management metrics as measured on a per-unit basis.

Specifically in 2010, we reduced engineering, drafting costs per ton by an additional 12 percent. We reduced manufacturing costs per ton by an additional 8 percent, and we reduced SG&A costs per ton by an additional 10 percent. Each business segment has improved operating metrics in many areas. For example, the Components group, which has a great discipline in their overall SG&A and manufacturing costs, improved their outbound freight/fuel ratios 13 percent while reducing overall scrap incidents by 6 percent. The Coatings segment, which also maintains very low SG&A costs, reduced their manufacturing costs per ton 6 percent, while reducing scrap losses by 18 percent.

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The Buildings segment reduced engineering and drafting costs by 12 percent, as mentioned earlier, manufacturing expense by 16 percent, and overall SG&A by 15 percent. All of these metrics are measured on a per-ton basis, allowing us to judge our performance without consideration of volume swings.

Norm has also mentioned actions and initiatives that will impact our future results. We continue to target reductions in our engineering and drafting costs through automation and specific technical system upgrades, which should allow us to significantly reduce our processing time per order on the majority of the building units sold. We are implementing a transportation management system, along with centralized scheduling — or manufacturing operations that should drive reduced freight costs and improve utilization of our plant capacities.

There are a number of sales initiatives which I will not go into detail except to say that they are targeted at specific end markets and growth of our new products and services such as insulated metal panels, retrofit roofing products, and the growing demand for more efficient building envelopes.

All the actions we have taken and the opportunities that we have mentioned here will enhance our long-term profitability. We’re currently operating in a very lean and efficient manner, which we will be able to maintain as the industry recovers. Considering the fixed-cost reductions Norm spoke of at the beginning of the call and our commitment not to add these costs back, modest incremental increases in volume should have significant impact on our operating results.

And with that, Operator, we would like to open the call for questions. Thank you very much.

OPERATOR:
Anyone who wishes to ask a question may press star, then 1 on a touchtone phone. You will hear a tone to confirm that you have entered the list. If you wish to remove yourself from the queue, you may press star, then 2. Anyone who has a question may press star, then 1 at this time.

Our first question comes from Eric Prouty at Canaccord.

ERIC PROUTY:
Great, thanks a lot, and thanks for taking my question, guys. First, on some of the new initiatives, could you just explain right now, today, what type of impact is both the retrofit roofing and the insulated panel business having — you know, what type of percent of revenue it is, and then as those businesses grow — it sounds like they’re growing faster than the traditional business — what sort of margin impact will that have on the overall company and those higher or lower margin businesses?

NORMAN CHAMBERS:
Okay, the first thing is that we have, between the two initiatives, they certainly still are on the order of something less than 10 percent of our revenue, and we expect that they will both grow at double digits individually, independently. Both of these businesses provide margin levels that are in line with the highest margins plus some that the Components group generated during the uptick in cycles of 2004 to 2007. So both have good margins.

The issue around the delivery of both the products is very different, and the speed of going to market and the ability to leverage the networks that we have, which are fundamentally the same — both these products are being offered through the Components distribution system as well as through the builder network we have, so it has involved a fair amount during this year of education of our builder network and DSMs, and that is reaching pretty much the conclusion so that we are — you know, we’re really able to, I think, you know, move at a faster pace of growth.

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ERIC PROUTY:
Great. And then, Norm, with the decline in the backlog that you guys saw, yet on this call, it sounds like your outlook for the quarter and into the new quarter here — what is your outlook for the January quarter from a revenue standpoint?

NORMAN CHAMBERS:
Well, I think that the — the backlog number, while certainly being lower by comparison to backlogs in the past, has a couple of interesting things in it. First of all, we can identify and determine the pricing relative to the market, and we happy that the work that we are taking is value priced. That’s very important to us. And so while the total dollar volume may be less than one would expect, we believe the value in that is considerably more than we’ve seen in the recent past.

The second thing is, as Mark mentioned, in past years, Eric, when we’ve been in the recovery, the smaller buildings have a much quicker turn, and the advent of the technology that we’re employing in our businesses has really enhanced our sales capability there, so we could easily see, you know, numbers returning that reflect the backlog plus a considerable increase in the actual revenue in the period as a result of the small buildings piece of this, okay? So we’re going to be circumspect to some extent about the guidance, but you could expect that we are endeavoring to have every quarter be better than the quarter — the same quarter of the previous year, in all respects.

ERIC PROUTY:	Sure, okay.

NORMAN CHAMBERS:	And that’s the way we’re going about this, and, frankly, our folks in every part of our company are focused on doing that every single month.

OPERATOR:	The next question comes from Arnie Ursaner of CJS Securities.

ARNIE URSANER:	Hi, good afternoon. Staying on the issue you just began to speak about, you had several project delays you highlighted for some exports. How much of that do you expect to ship in the current quarter?

MALE SPEAKER:
I think that when we look at our backlogs, there is something less than 5 percent of our backlog that represents the larger projects that are going to be shipped, and we would expect that pretty much evenly in the first and second quarter.

MALE SPEAKER:	Yeah, 5 percent that moved, out of the quarter, yes.

MALE SPEAKER:	Right, yeah.

ARNIE URSANER:
Okay. And given the seasonality, obviously Q4 historically is your strongest quarter, and you lost money in engineered building in the quarter, and given the seasonality in your other businesses, should we assume pretty healthy losses in the first half of next year?

NORMAN CHAMBERS:
Well, as I said just a minute ago, our goal is certainly to have every quarter be better than the quarter that we had on an operating level basis in 2010, and that would start with the first quarter. So I wouldn’t characterize them as healthy losses. In fact, I’ll go one step further, Arnie. There is a firm view on my part at least that the Buildings group could have been, should have been profitable in both our third and fourth quarter. They were profitable in our third quarter, should have been profitable in our fourth quarter, and that focus is certainly within the management team there to make sure that — that even at modest, you know, levels, that they return to profitability. Whether that is just a smaller loss in the Buildings group in the first quarter of this year than it was in the first quarter of this past year, you know, it may look something like that.

ARNIE URSANER:	Okay, and I think in various — well, let me build to this in two different ways. I think you indicated you expected double-digit revenue growth in Coatings, and I think the term
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you used in Components is significant improvement year over year. What are you expecting in engineered buildings for improvement, you know, what sort of — how — what descriptive words do you want to use for engineered buildings for next year?

NORMAN CHAMBERS:
And I’m glad you asked that, because I certainly am conscious about the efforts that were made in the Buildings group in late 2009 and 2010 to regain their market share that was — you know, that was lost as a result of our refinance endeavors in 2009, but to be sure, throughout that organization, and I’ve had the pleasure of meeting with all of our sales force there as well, you know, we are focused on value pricing, and it’s really important that our guys stay focused on the value and creating the value. Maybe Mark can offer a little more, you know, color, but I won’t say I’m not concerned about the top line, but I’m much more concerned about our choice of work and our ability to sell the value that we know that we can bring. Mark, do you want to add something there?

MALE SPEAKER:	Yeah, certainly less emphasis and concern about the tonnage shipped, you know, the volume of tons shipped, more emphasis and concern on the top line and that profitability of those sales.

ARNIE URSANER:
Okay. My final question is when you made your proposals or projections to the banks a couple of years ago, you had targeted as much as $70 million of EBITDA for next year, and you’ve used the term modest improvement year over year. Maybe you can give us a better feel for some of the factors that are the difference between — call it $17 million and $70 million that were in your projections 18 months ago for the banks.

MALE SPEAKER:
Sure, I mean — and, you know, that’s a — I wished it wasn’t, but it’s a fair question. You know, when we went into 2010, we certainly went in with the expectation that the market was going to be off, but we really did think that we would see something less than 5 percent decline, and, instead, we saw a 24 percent decline. So the issue then becomes how much recovery will we really see in 2011, and when will it occur? Now, I’ve got to tell you that I am pleasantly surprised — pleasantly surprised and quite pleased with the fact that in October, November, the level of bookings that we had in our Buildings group was materially significantly improved over the previous year, but when I look at that, Arnie, in whole numbers, that’s still kind of back to 2009, right?

ARNIE URSANER:	Okay.

MALE SPEAKER:
So when I answer your question, I can think about our recovery, you know, in — you know, in 2011, kind of conceptually with the macroeconomics in the forecasts and what we’re seeing, and saying, Jesus, you know, we’re kind of looking at conditions on the demand side that’s probably more like 2009, but we’ll see. So if — you know, it’s difficult for us to give — if we could give guidance, we certainly would, but, as I said, we certainly are slightly more encouraged that the bookings we’ve seen in October and November are consistent, you know, with what we’re seeing in the AIA and maybe even a little ahead of what McGraw-Hill was forecasting in terms of recovery, but none of us want to call a bottom of the market, none of us want to say that that’s sustainable. We have to just see it every single month.

So my final conclusion to your answer [sic] is that we expect it will be significantly better in 2011 on the bottom line than we were in 2010, but it’s clear that to imagine us approaching, you know, $70 million, you know, would — the conditions are vastly different than when we made that projection.

ARNIE URSANER:
And I appreciate that that’s the challenge you’ve had. I’m not trying to minimize the work and effort your team has done to right size the business for the more challenging environment. One quick financial question — the number of pick [phonetic] shares issued in the quarter, please, in Q4?

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MALE SPEAKER:
Sure, at the end of Q3, we had approximately 43 million of converted shares — as converted shares for the pick [phonetic], and then at the end of this quarter, considering the fact that we paid the last dividend, as we announced in our press release, in cash, that significantly reduced what the incremental shares would be, and I’m flipping my pages to find it here. We ended the quarter at about 43.6 million as converted shares.

ARNIE URSANER:	Perfect. Thank you.

MALE SPEAKER:	You’re welcome, Arnie. Thank you.

OPERATOR:	The next question comes from Michael Plancey at UBS.

MICHAEL PLANCEY:	Good evening.

MALE SPEAKER:	Evening, Michael.

MICHAEL PLANCEY:	Two questions for you. The first one — if you can comment a little bit on what you’ve seen recently in terms of steel costs.

MALE SPEAKER:
Sure. We clearly — and I know that [unintelligible] has a particular view on this, so I won’t dare to debate that view, but we clearly have seen, as she’s indicated, that steel prices are going up, right? And they’re going up fairly aggressively.

MALE SPEAKER:	[Inaudible]

MALE SPEAKER:
Right currently, as we speak — this week, last week. And I think our — you know, our view, we fall on the view that we would expect to see some modest increases in steel prices during the course of this year, and the only thing that would change our view is if demand were to improve earlier in our fiscal year than people like McGraw-Hill and others are forecasting, and then there would be some chance that steel prices could go up more.

MICHAEL PLANCEY:	Okay, and your shift to sort of more value-based pricing, is that going to be enough to help offset some of that increase?

MALE SPEAKER:
Yeah, so the way this works is that — and this has been historically the case even in terrible market conditions — so in our quick-turn businesses, which is our Coating business and our Components business, we tend to do rather better in a rising steel price environment. The pass-through is more real time. In our Buildings business, we oftentimes see a bit of compression in margins as steel prices rise. Even though we have the contractual right to increase our steel prices, we oftentimes do that in a very kind of selective way. Having said that, I can tell you that the value pricing should recognize and should enable our Buildings group to value price, which should help them in terms of rising steel prices costs.

MICHAEL PLANCEY:
Okay, and then my second question is with regards just to working capital. [Unintelligible] working down the inventories we’ve got through 2011, are there — should there be any material swings over the course of the year?

MALE SPEAKER:
I would say that there’s not going to be material swings absent material changes in demand, where we would typically try to maintain somewhere between 40 and at times 50 days of inventory, so as the level of activity increases, we would increase our inventory level.

MICHAEL PLANCEY:	Okay, great. Thank you.
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MALE SPEAKER:	You’re welcome.

OPERATOR:	As a reminder, to ask a question, you may press star, then 1.

Our last question comes from Eric Prouty at Canaccord.

ERIC PROUTY:
Great, just a quick follow-up on your comments on the pick. It’s great you’re able to use cash this quarter to pay the dividend. Is that your anticipation going forward — is that you’ll be paying in cash, given your cash balance?

NORMAN CHAMBERS:
So we went into a fair level of detail in the press release about the conditions for us to make that decision. That’s made by an independent subcommittee of the board of directors, and, Eric, you appreciate the fact that we have constraints as terms of our — within our term loan B. We have the more — actually, in many ways, more important view about our — forecasting our cash flows needs and — I mean, along our business, so at the end of the day, that decision as to whether to pick or pay cash would be made in every — you know, at every quarter. It is clearly the desire and intention that we pay in cash, and the reason for that is that it’s a more efficient use, in fact, of our capital and is a lower cost than paying a pick.

ERIC PROUTY:
Right, and then, finally, with a lot of the dislocation in the market you’ve described with smaller competitors being knocked out, et cetera, maybe you could just take a step back and talk about any more opportunities for acquisitions and what geographies or business units you’re looking at.

NORMAN CHAMBERS:
Well, the — you know, we really picked up, we think, a hell of an asset with the Middletown facility — I mean, with the Coating group, you know, something that — I mean, an asset that if we were to build it ourselves, would have cost us 50 million bucks, and, you know, we’ll put a few million into it, but that’ll be a great facility for us. We clearly see expansion in the insulated panels piece, which would be in our Components group. The reroofing initiative in the Components group doesn’t actually require more manufacturing. We have adequate manufacturing now, and then in the Buildings group, we really like what we have right now, see no real need — we’ve got enough capacity to take us back to, Mark, what, 2008 levels?

MALE SPEAKER:	Right.

NORMAN CHAMBERS:	So we’ve got adequate capacity to handle all of the demand that we believe we would need to have to reach our $200 million EBITDA goal at a billion square feet.

ERIC PROUTY:	Great, thanks a lot.

NORMAN CHAMBERS:
So when I think, Eric, about acquiring, you know, companies, I will tell you that I think it’s better use of our time to look at acquiring the customers of those companies and take advantage of the things we’re doing, you know, in terms of enhancing our service and try to use that rather than a — you know, than, you know, buying a company.

ERIC PROUTY:	Sure, fair enough. Thanks, Norm.

NORMAN CHAMBERS:	You’re welcome.

OPERATOR:	This concludes the question-and-answer session. I will now turn the conference back over to Norman Chambers, Chairman, President, and CEO.
NCI Building Systems
December 7, 2010, 5:00 PM ET

NORMAN CHAMBERS:	Well, thank you very much for your questions, everyone, and I look forward to reporting hopefully improved market conditions in 2011. Thank you.

OPERATOR:	Thank you all very much for participating in the NCI Building Systems fourth quarter 2010 earnings conference call. This concludes today’s event.
NCI Building Systems
December 7, 2010, 5:00 PM ET